Prospectus Supplement No. 11                  Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated May 19, 2000)            Registration No. 333-35412

                              Prospectus Supplement
                             Dated November 22, 2000

This prospectus relates to the resale by the holders of our:

     o    $450,000,000 principal amount of 5.0% convertible notes due 2010, and

     o the shares of Class A common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated May 19, 2000. The terms of the notes are set forth in the prospectus.

The information in the table appearing under the heading "Selling Securityholders" on page 33 in the prospectus is hereby amended by adding the information below with respect to selling securityholders not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to selling securityholders previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                                                                  Number of Shares                     Percentage of
                                                             Principal Amount     of Class A Common     Number of         Class A
                                                            at Maturity of 5.0%    Stock Issuable    Shares of Class   Common Stock
                                                            Notes Beneficially   Upon Conversion of   A Common Stock  Outstanding as
                                                              Owned That May     the 5.0% Notes That    Benefically     of November
                Selling Securityholders                          be Sold             May be Sold          Owned**        21, 2000**
                -----------------------                     -------------------  ------------------- ---------------  --------------

Minnesota Power, Inc.                                            $750,000              14,563               --               *

*    Less than 1%.

**   In addition to the shares issuable upon conversion of the notes.

*** Includes shares issuable upon conversion of the notes and additional shares beneficially owned as of November 21, 2000.